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                                     [LOGO]

                                                                   July 20, 1998

Dear Stockholder:

    We are pleased to inform you that on July 13, 1998, DEP Corporation (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among Henkel KGaA ("Parent"), Henkel Acquisition Corp. II ("Purchaser"), a wholly-owned subsidiary of Parent, and the Company, pursuant to which Purchaser has commenced a tender offer (the "Offer") to purchase all of the outstanding shares of the Company's common stock, par value $.01 per share (the "Shares"), for a cash price of $5.25 per Share.

    The Merger Agreement provides that, following the successful completion of the Offer, Purchaser will be merged (the "Merger") with and into the Company, and those Shares of the Company which are not acquired in the Offer will be converted into the right to receive $5.25 per Share in cash.

    THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors described in the enclosed Solicitation/Recommendation Statement on Schedule 14D-9 which is being filed with the Securities and Exchange Commission. Among other things, the Board considered the opinion of Houlihan Lokey Howard & Zukin to the effect that the consideration to be received by the public stockholders in the Offer and the Merger is fair to such stockholders from a financial point of view. The enclosed
Schedule 14D-9 describes the Board's decision and contains other important information relating to that decision. We urge you to read it carefully.

    On behalf of the Board of Directors, we thank you for the support you have given to the Company over the years.

                                          Sincerely,

                                          /s/ Robert Berglass

                                          Robert Berglass
                                          Chairman and President